Exhibit 2.2

AMENDMENT NUMBER ONE TO REORGANIZATION AGREEMENT

This Amendment Number One to the Reorganization Agreement (this "Amendment") is dated July 11, 2008 and amends that certain Reorganization Agreement (the "Agreement") as effective December 31, 2007 by and between Game Plan Holdings, Canada, a corporation formed under the laws of the country of Canada ("Game Plan Canada"), Game Plan Holdings, USA, a corporation formed under the laws of the state of Nevada ("Game Plan USA"), 100% of the shareholders of Game Plan Canada (the "Canadian Shareholders"), and 100% of the shareholders of Game Plan USA (the "American Shareholders"). Game Plan Canada, Game Plan USA, the Canadian Shareholders and the American Shareholders shall sometimes be collectively referred to herein as the "Parties".

RECITALS

WHEREAS, the Parties desire to reorganize the capital structure of Game Plan Canada and Game Plan USA exchanging all Canadian shares for American shares; and

WHEREAS, the calculations in the Agreement do not accurately reflect the changes desired; and

WHEREAS, all other terms, covenants, warranties and representations set forth in the Agreement shall remain in full force and effect except as to Section 1.1 and Section 1.2 of the Agreement, which shall be stricken from the Agreement and replaced by Section 1.1 and Section 1.2 of this Amendment; and

NOW THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, the Parties hereto, hereby agree to amend Sections 1.1 and 1.2 as follows:

1.1Reorganization of Game Plan USA.

Game Plan USA presently has 22,000,000 shares issued and outstanding, 18,480,000 of which is held by Eric Schmidt and Lawrence Horwitz. Upon execution of this Agreement, the American Shareholders agree that they shall cancel 8,032,000 shares held by Messrs. Eric Schmidt and Lawrence Horwitz, resulting in Game Plan USA having 13,968,000 shares issued and outstanding (10,448,000 of which to be held by Messrs. Schmidt and Horwitz). Messrs. Schmidt and Horwitz shall each transfer 1,074,000 shares (2,148,000 in the aggregate) to Charles Hazzard, resulting in their having 8,300,000 shares prior to the exchange of stock with the Canadian Shareholders. The balance of the American Shares, comprised of 3,520,000, is held by 32 American Shareholders.

1.2Exchange of Stock.

(a)
Game Plan Canada presently has 11,070,000 Canadian Shares issued and outstanding, comprised of 8,000,000 Canadian Shares issued to Christina Mabanta and 3,070,000 shares issued to 38 additional Canadian Shareholders. The American Shareholders agree that they shall exchange 8,000,000 of the 8,300,000 held by Messrs. Schmidt and Horwitz in exchange for the 8,000,000 Canadian Shares held by Christina Mabanta. Schmidt and Horwitz shall retain the 300,000 remaining shares. Each of the Canadian Shareholders shall exchange their shares (3,070,000 Canadian Shares) in exchange for 3,070,000 American Shares from the 32 American Shareholders, other than Messrs. Schmidt and Horwitz. Each of these 32 American Shareholders shall retain 1000 shares.

(b)	Uponcompletion of the Game Plan USA Reorganization and the Exchange of the Canadian Shares, the shareholder composition of Game Plan USA shall be as follows:

Christina Mabanta	8,000,000
Charles Hazzard	2,148,000
Present Game Plan USA Shareholders	332,000
Present Game Plan Canada Shareholders	3,070,000
Total Shares	13,550,000
Total Number of Shareholders	72 Shareholders

The 418,000 American Shares held by the American Shareholders which are not either retained by the American Shareholders or exchanged with the Canadian Shareholders, shall be canceled.

(c)
Upon completion of the Game Plan USA Reorganization and the Exchange of the Canadian Shares, all of the Canadian Shares shall be canceled and all assets held by Game Plan Canada shall be assigned to Game Plan USA.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GAME PLAN HOLDINGS, USA	GAME PLAN HOLDINGS, CANADA

By: /s/ Charles Hazzard	By: /s/ Concepcion Mabanta
Charles Hazzard, President	Concepcion Mabanta, President

AMERICAN SHAREHOLDERS	CANADIAN SHAREHOLDERS

By: /s/ Lawrence W. Horwitz	By: /s/ Christina Mabanta
Lawrence W. Horwitz, Attorney in Fact	Christina Mabanta, Attorney in Fact